Filed Pursuant to Rule 433

Registration Statement No. 333-206178

February 27, 2017

PRICING TERM SHEET FOR THE 2.00% DEBENTURES, SERIES 2017 A

Issuer:	Consolidated Edison, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); BBB+ (Stable); BBB+ (Stable)

Issue of Securities:	2.00% Debentures, Series 2017 A due March 15, 2020

Principal Amount:	$400,000,000

Interest Rate:	2.00% per annum

Interest Payment Dates:	March 15 and September 15, commencing on September 15, 2017

Record Date:	The close of business on the last day, whether or not a business day, of the calendar month next preceding such interest payment date, except as otherwise provided in the Indenture.

Maturity Date:	March 15, 2020

Treasury Benchmark:	1.375% due February 15, 2020

US Treasury Yield:	1.461%

Spread to Treasury:	+55 basis points

Re-offer Yield:	2.011%

Public Offering Price:	99.967% of the principal amount

Optional Redemption:	Make-Whole call at any time, at Treasury Rate + 10 basis points

Pricing Date:	February 27, 2017

Settlement Date:	March 2, 2017 (T+3)

CUSIP:	209115 AD6

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Mizuho Securities USA Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC CIBC World Markets Corp.

Co-Managers:	KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll free at 1-800-269-6864, Mizuho Securities USA Inc. toll free at 1-866-271-7403, MUFG Securities Americas Inc. toll free at 1-877-649-6848 and Scotia Capital (USA) Inc. toll free at 1-800-372-3930.